Exhibit 4.5

Series 2006-1 (Class C)

SCHEDULE

to the

2002

Master Agreement

dated as of September 27, 2006

between BANK OF AMERICA, N.A.,

a national banking association organized under the laws of the United States (“Party A”)

and

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,

 a statutory trust organized under the laws of the State of Delaware

(“Party B”)

Part 1

Termination Provisions

The only Transaction that will be governed by the terms of this Agreement will be the Class C Swap (as defined in the Indenture Supplement) as documented in the Confirmation, dated as of the date hereof.  Reference to “Transactions” or “Transaction” shall be deemed to be reference to the Class C Swap.

In this Agreement –

(a)                                  “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(v): Not applicable.

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party B.

(d)           The “Credit Support Default” provision of Section 5(a)(iii) will not apply to Party B.

(e)                                  The “Misrepresentation” provision of Section 5(a)(iv) will not apply to Party B.

(f)                                    The “Default Under Specified Transactions” provision of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

(g)                                 The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.

“Specified Indebtedness” will have the meaning specified in Section 14, provided that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means, with respect to Party A (or its Credit Support Provider), 3% of shareholders’ equity of Bank of America Corporation as described in its most recently published audited financial statement or its equivalent in any currency.

(h)                                 The “Bankruptcy” provision of Section 5(a)(vii) is hereby amended by replacing “15” with “30” in the 16th and 23rd lines thereof; provided that with respect to Party B clause (2) thereof shall not apply; clause (4) excludes actions taken by Party A or its Affiliates; the words “seeks a”, “trustee, custodian” are deleted from clause (6); clause (7) thereof shall not apply and at the end of clause (8) the following language is added at the end “to the extent (1) — (7) apply”.

(i)                                     The “Force Majeure Event” provision of Section 5(b)(ii) will not apply to Party A and will not apply to Party B.

(j)                                     The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(k)                                  The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(l)                                     “Termination Currency” means United States Dollars.

(m)                               Additional Termination Event will apply.  Each of the following shall constitute an Additional Termination Event:

(i)             Credit Downgrade – Party A.  If at any time (i) the unsecured debt rating of Party A, or its Credit Support Provider, is withdrawn by or reduced below “A” (long term) or “F1” (short term) if Party A is rated by Fitch Ratings (“Fitch”); or (ii) the unsecured debt ratings of Party A, or its Credit Support Provider, are withdrawn or reduced below “A+” (long term) or, if a short term rating is in effect for Party A, or its Credit Support Provider, below “A-1” (short term) by Standard & Poor’s Rating Services (“S&P”); or (iii) (a) Party A, or its Credit Support Provider, has both long and short term unsecured debt ratings from Moody’s Investors Service, Inc. (“Moody’s”), and any such rating is withdrawn, reduced below “P-1” (short term) or reduced below “A1” (long term) or (b) Party A, or its Credit Support Provider, has only a long-term unsecured debt rating from Moody’s and such rating is withdrawn, reduced below “Aa3” (any of the above referenced withdrawals or reductions in credit status from the reference agencies being herein referred to as a “Downgrade”); then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, within 30 days of the date of the Downgrade, enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party;

In addition, if at any time the unsecured debt rating of Party A is withdrawn or reduced below “BBB-” (long term) by S&P, then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, within 10 Business Days of the date of the Downgrade specified in this paragraph, enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions or otherwise satisfy the Rating Agency Condition.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

(ii)           Failure by Party A to comply with or perform in all material respects any agreement or undertaking to be complied with or performed by the Swap Provider in accordance with the Indemnification and Disclosure Agreement dated as of September 20, 2006 between Party A and RFS Holding, L.L.C., with Party A as the sole Affected Party.

“Credit Support” shall mean an unconditional letter of credit, guaranty, surety bond or insurance policy providing for prompt payment of the obligations of Party A and its successors under this Agreement, as amended from time to time, and all Transactions hereunder for their duration from a Credit Support Provider meeting the Counterparty Ratings Requirements, that is valid, binding and enforceable in accordance with its terms.

“Counterparty Ratings Requirement” means with respect to any entity, that either such entity or the Credit Support Provider, has (i) (a) a Moody’s long-term unsecured debt rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating shall be at least “P-1”, and (ii) an S&P long-term unsecured debt rating or counterparty rating of at least “AA-”, and if a short term rating has been provided, such rating shall be at least “A-1”; and, notwithstanding the foregoing, if such entity or its Credit Support Provider, has a Fitch short-term unsecured debt rating, such rating shall be at least “F1” and if such entity or its Credit Support Provider has a Fitch long-term unsecured debt rating, such rating shall be at least “A”.

“Qualifying Substitute Arrangement” shall mean one of the following arrangements satisfactory to Party B:  (i) providing Credit Support to Party B and procure a Ratings Reaffirmation, where applicable or (ii) procuring a Replacement Transaction and a Ratings Reaffirmation, where applicable or (iii) satisfying any other remedy permitted by the applicable Rating Agency and procure a Ratings Reaffirmation, where applicable.

“Ratings Reaffirmation” means a written acknowledgement from each applicable Rating Agency (with the exception of Moody’s who shall be notified in writing on any Qualifying Substitute Arrangement), (i) the then current rating of the Notes will not be reduced notwithstanding the applicable Downgrade or applicable assignments, amendment, modification or waiver in respect of this Agreement, or (ii) the rating of the Notes in effect prior to a Downgrade will be reinstated to the rating in effect prior to the Downgrade.

“Replacement Transaction” means a transaction, with a replacement counterparty meeting the Counterparty Rating Requirement who, at no cost to Party B, shall assume Party A’s position under this Agreement and all Transactions hereunder or replace all Transactions outstanding under this Agreement with Transactions between said replacement counterparty and Party B on identical terms.

(n)           Discontinued Agency.  If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency (“Discontinued Agency”) ratings shall not be deemed withdrawn hereunder, and Party A and Party B shall use their best efforts to jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for each Discontinued Agency and the applicable rating thereof, the Downgrade provisions of Part 1(m)(i) shall cease to apply to the parties until a substitute agency is agreed upon as described above.

Part 2

Tax Representations

(a)                                  Payer Tax Representation.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)            the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)           the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)          the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations.  For the purpose of Section 3(f) of this Agreement, Party A and/or Party B make the representations specified below:

(i)            Party A represents that Party A is a national banking association organized under the laws of the United States and the federal taxpayer identification number is 94-1687665.

(ii)           Party A represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(iii)          Party B represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(c)                                  Modified Tax Provisions.  Party B’s obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses (1), (2) and (3) thereof and Party B shall not be obligated to pay any amount owing by it under clause (4).

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)                                  Tax forms, documents or certificates to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A and Party B	IRS Form W-9	(i) Upon execution of the Agreement, (ii) upon knowledge that such document is obsolete or inaccurate and (iii) thereafter, upon request of the other party.	N/A

(b)                                 Other documents to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A

A copy of the most recent annual report of Bank of America Corporation, as applicable, containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles (“GAAP”) in the party’s country of organization, or, in lieu thereof, a copy of such party’s most recent Form 10-K as filed with the Securities and Exchange Commission (if any such statement is produced).

		To be made available on www.bankofamerica.com/investor and upon request by Party B after publicly available.	Yes

Party A

Quarterly Financial Statements of Bank of America Corporation containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized.

		To be made available on www.bankofamerica.com/investor and upon request by Party B after publicly available.	Yes

Party A and Party B	Incumbency certificate or other documents evidencing the authority of the party entering into this Agreement or any other document executed in connection with this Agreement.	Concurrently with the execution of this Agreement or of any other documents executed in connection with this Agreement.	Yes

Party A and Party B	Legal opinion in a form satisfactory to the other party.	Upon or promptly following execution of the Agreement.	No

Part 4

Miscellaneous

(a)                                  Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

Bank of America, N.A.

Sears Tower

233 South Wacker Drive, Suite 2800

Chicago, IL 60606

Attention:  Swap Operations

Telephone No.:  312-234-2732

Facsimile No.:  312-234-3603

with a copy to:

Bank of America, N.A.

100 N. Tryon St., NC1-007-13-01

Charlotte, North Carolina  28255

Attention:  Capital Markets Documentation

Facsimile No.:  704-386-4113

(For all purposes).

Address for notices or communications to Party B:

Address:	GE Capital Credit Card Master Note Trust
c/o General Electric Capital Corporation, as Administrator
777 Long Ridge Road, Building B
Stamford, CT 06927

Attention:	Manager Operations - Securitization
Telephone:	203-585-6838
Facsimile:	203-585-6564

Address for notices or communications to Fitch:

Fitch Ratings

Attn:  Cynthia Ullrich

1 State Street Plaza 32 FL

New York, NY 10004

cynthia.ullrich@fitchratings.com

cc:  surveillance-abs-consumer@fitchratings.com

Fax:212-514-9879

Telephone:212-908-0609

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)                                  Offices.  The provisions of Section 10(a) shall apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(b), Party A is a Multibranch Party and may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York, Boston, Massachusetts or London, England Office or such other Office as may be agreed to by the parties in connection with a Transaction.  Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent shall be Party A.

(f)                                    Credit Support Document.  Details of any Credit Support Document:

Party A:         Not applicable.

Party B:         Not applicable.

(g)                                 Credit Support Provider.

Credit Support Provider means in relation to Party A:  Not applicable.

Credit Support Provider means in relation to Party B:  Not applicable.

(h)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(i)                                     Netting of Payments.  “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement to all Transactions (in each case starting from the date of this Agreement).

(j)                                     “Affiliate” will have the meaning specified in Section 14; provided that Party B is deemed to have no Affiliates.

(k)                                  Absence of Litigation. For the purpose of Section 3(c):–

“Specified Entity” means in relation to Party A: Not applicable.

“Specified Entity” means in relation to Party B:  Not applicable.

(l)                                     No Agency.  The provisions of Section 3(g) will apply to this Agreement.

(m)                               Additional Representations will apply.  For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:—

(i)            Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) or the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)           Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)          Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)          Eligible Contract Participant. It is an “eligible contract participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.

(n)                                 Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(a)                            Recourse and Ranking.  The obligations of Party B under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party B.  No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party B.  Any accrued obligations owing by Party B under this Agreement and any Transaction shall be payable by Party B solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; and, following realization of the Trust Estate, any claims of Party A against Party B shall be extinguished.  Notwithstanding any provisions contained in this Agreement to the contrary, Party B shall not be obligated to pay any amount pursuant to this Agreement unless Party B has received funds which may be used to make such payment in accordance with the Indenture.  Any amount which Party B does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Party B for any such insufficiency unless and until such payment is permitted under such preceding sentence.

(b)                                 Limitation of Defaults and Termination.   Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii)(4) with respect to Party B as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(iii) of this Agreement with respect to Party A as the Affected Party.

(c)                                  No Bankruptcy Petition Against Party B.  Party A hereby covenants and agrees that, prior to the date which is one year and one day after all the Notes (or any rated securities) issued by Party B under the Indenture have been paid in full it will not institute against, or join any other Person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(d)                                 Transfers.  Party A consents to the pledge and assignment by Party B of its rights hereunder and under any Transaction to the Indenture Trustee.

(e)                                  Additional Tax Provisions.  The definition of “Indemnifiable Tax” in Section 14 of this Agreement is modified by adding the following at the end thereof:

Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

(f)                                    Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), which are hereby incorporated by reference herein and shall be deemed to be incorporated in each Confirmation hereunder, unless otherwise specified in a Confirmation. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions shall have the meaning set forth therein.  Capitalized terms used and not otherwise defined herein or in the Agreement or the 2000 Definitions shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, among Party B, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, as supplemented by the Series 2006-VFN3 Indenture Supplement, dated as of the date hereof, as amended or supplemented from time to time (collectively, the “Indenture”).

(g)                                 Jurisdiction.  Section 13(b) of this Agreement is hereby amended by: (i) deleting the word “non-“ in the second line of subparagraph (i)(2) thereof; (ii) adding the words “except as necessary to pursue enforcement of the judgment of any such court in other jurisdictions” to the last line of subparagraph (i)(2) thereof and (iii), deleting paragraph (iii) thereof.

(h)                                 Waiver of Contractual Right of Setoff.  Without affecting the provisions of this Agreement requiring the calculation of certain net payment or closeout amounts, notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all contractual rights it may have to set off, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements.

(i)                                     Waiver of Right to Trial by Jury.  Each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury of any claim, demand or cause of action relating in any way to this Agreement or any Credit Support Document, whether sounding in contract or tort or otherwise, and agrees that either party may file a copy of this section with any court as evidence of the waiver of its jury trial rights.

(j)                                     Conditions Precedent.  Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party A unless an Event of Default set forth in Sections 5(a)(i) or 5(a)(vii)(4) with respect to Party B has occurred and is continuing.

(k)                                  Amendment to Indenture.  Party B agrees that it shall not amend, modify or waive any provisions in the Indenture (or the Servicing Agreement) without the consent of Party A if such amendment, modification or waiver would materially adversely affect the value of any Transactions to Party A or any of Party A’s rights or obligations under this Agreement or any Transaction, modify the obligations of Party B under this Agreement or any Transaction, or impair the ability of Party B to fully perform any of Party B’s obligations, under this Agreement or any Transaction.

(l)                                     Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(m)                               Limitation on Liability of Trustee.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as trustee of GE Capital Credit Card Master Note Trust (the “Trust”), in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware) but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York (Delaware) be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Master Agreement or any other related documents.

(n)                                 Payment and Consent Notices.  Party B shall provide Party A with copies of all notices given under the Indenture (i) pertaining to payment(s) that relate to or mention Party A and/or (ii) concerning matters requiring the consent of Party A.  Additionally, upon request, Party B shall provide Party A with any other notices which could be requested by the holders of any Note.

(o)                                 Part 1(m)(i).  Party A acknowledges the various provisions set forth in Part 1(m) hereof in connection with a Downgrade (as set forth therein).  Party A agrees to act in good faith and in a commercially reasonable manner in this regard.

(p)                                 Notice.  Party B agrees to provide notice to S&P and Moody’s of any transfers or amendments to this Agreement.

(q)                                 Rating Agency Condition.  No assignments, amendment, modification or waiver in respect of this Agreement will be effective unless, in addition to meeting the requirements otherwise set forth herein, a Ratings Reaffirmation has been obtained.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

BANK OF AMERICA, N.A.

By:	/s/ Roger Heintzelman
Name: Roger Heintzelman
Title: Senior Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: The Bank of New York (Delaware), not in its individual capacity but solely as Trustee

By:	/s/ Kristine Gullo
Name: Kristine K. Gullo
Title: Vice President

Series 2006-1 (Class C)